SUBADVISORY AGREEMENT
    Agreement made as of the 11th day of December, 1996 by and between KEYSTONE INVESTMENT MANAGEMENT COMPANY ("KIMCO"), a Delaware corporation, and EQUITILINK INTERNATIONAL MANAGEMENT LIMITED ("EIML"), a corporation registered in Jersey, Channel Islands.

    WHEREAS, KIMCO provides investment and management services to Keystone Global Resources and Development Fund (the "Fund"), a Massachusetts business trust, under an Investment Advisory and Management Agreement dated December 11, 1996 (the "IA Contract") pursuant to which KIMCO has agreed to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Trustees of the Fund, for the period and on the terms set forth in the IA Contract;

    WHEREAS, KIMCO and EIML wish to enter into an agreement for EIML's investment advisory and consulting services to the Fund.

    NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, KIMCO and EIML agree as follows:

    1. Non-Discretionary Capacity. Consistent with the investment objectives and policies of the Fund, EIML will furnish to KIMCO from time to time, as needed or requested by KIMCO, investment research and advice concerning the purchase or sale by the Fund of portfolio securities and other assets. Such recommendations and services are also to include advice on the selection of such securities to be purchased or sold, the price and size of each transaction and what portions of the Fund's assets shall be allocated to different countries and to different industries, and what portion shall be held in cash, cash equivalents or money market instruments (the "Non-Discretionary Capacity").

    2. Discretionary Authority. Consistent with the investment objectives and policies of the Fund from time to time, as needed or requested by KIMCO, and subject to the supervision of the Board of Trustees of the Fund and KIMCO, EIML will provide the Fund with investment research, advice and supervision and furnish an investment program for all or such portions of the assets of the Fund as are designated by KIMCO. Such services may include the selection of securities to be purchased or sold, determination of the price and size of each transaction and what portion of the Fund's assets shall be allocated to different countries and to different industries, and what portions shall be held in cash, cash equivalents or money market instruments. EIML shall advise and assist the officers of the Fund and KIMCO in taking such steps as are necessary or appropriate to carry out the decisions of the Fund's Board of Trustees and the appropriate committees of such Board regarding the matters referred to in paragraph 1 above and this paragraph 2.

    3. When acting in accordance with the discretionary authority provided herein (the "Discretionary Capacity"), EIML shall place all orders for the purchase and sale of portfolio securities for the account of the Fund in connection therewith with broker-dealers selected by EIML or KIMCO. In executing portfolio transactions and selecting broker-dealers, EIML will use its best efforts to seek best execution on behalf of the Fund. In assessing the best execution available for any transaction, EIML shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, EIML may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which EIML or KIMCO or an affiliate of either (to the extent permitted by law) exercises investment discretion.

    4. EIML shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

    5. For each month, promptly after calculation of the monthly investment advisory fee due KIMCO under its Investment Advisory and Management Agreement with the Fund, EIML will receive for such month or applicable part thereof:
(a) for its services in a Non-Discretionary Capacity, 20% of KIMCO's Net Fee (as defined below) for such month or part thereof; plus (b) for its services in a Discretionary Capacity, 10% of KIMCO's Net Fee for such month or part thereof on that portion of the Fund's assets for which EIML provided services in a Discretionary Capacity. KIMCO's Net Fee as used herein shall mean the net investment advisory fee received by KIMCO from the Fund after subtracting from such fee the amount of any payment made to the Fund or on its behalf by KIMCO or any reduction in such fee to KIMCO from the Fund pursuant to any subsidy established for or expense limit imposed on the Fund.

    6. EIML shall not be liable for any error of  judgment  or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from EIML's misfeasance, bad faith, negligence or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, Director, partner, employee, or agent of EIML, who may be or may become an officer, Director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with EIML's duties hereunder), to be rendering such services to or acting solely for the Fund and not as an officer, Director, partner, employee, or agent or one under the control or direction of EIML even though paid by it.

     7. This Agreemnet shall continue in effect until December 10, 1998 and shall be automatically renewed for successive one-year periods unless sooner terminated by either party giving at least sixty days' written notice of its intention to terminate this Agreement to the other party; provided, however, that the continuation of this Agreement for more than two years shall be subject to the receipt of annual approvals of the Fund's Trustees or shareholders in accordance with the Investment Company Act of 1940 (the "Act") and the rules thereunder. Notwithstanding the foregoing, this Agreement may be terminated at any time, without a payment of any penalty, by vote of the Fund's Board of Trustees or a majority of the Fund's outstanding voting securities (within the meaning of the Act) on not more than sixty days' written notice to EIML. In addition, this Agreement shall terminate automatically if it is assigned (within the meaning of the Act) by either party.

    8. EIML acknowledges that it has copies of the Fund's Declaration of Trust, By-Laws, Prospectus and Statement of Additional Information and undertakings provided under state securities laws as of the date hereof. So long as this Agreement remains in effect, KIMCO shall promptly furnish to EIML any amendments or supplements to these documents which may hereafter be adopted.

    9. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage pre-paid, and properly addressed as follows:

If to EIML:              Union House
                         Union Street
                         St. Helier
                         Jersey JE2 3RF British Channel Islands
                         Attention: Roger C. Maddock
                                    Managing Director

If to KIMCO:             Keystone Investment Management Company
                         200 Berkeley Street
                         Boston, MA 02116-5034
                         Attention: President


    10. This Agreement constitutes the entire agreement between the parties hereto with respect to the services to be provided to the Fund by EIML and supersedes all prior and contemporaneous agreements, representations and understandings of the parties hereto with respect to the services to be provided to the Fund by EIML. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date and year first above written.

                    KEYSTONE INVESTMENT MANAGEMENT
                      COMPANY

                    By:  /s/ Rosemary D. Van Antwerp
                         -------------------------------
                          Name:  ROSEMARY D. VAN ANTWERP
                         Title:  SENIOR VICE PRESIDENT


                    EQUITILINK INTERNATIONAL
                      MANAGEMENT LIMITED

                    By:   /s/ Richard Strickler
                         -------------------------
                          Name: RICHARD STRICKLER
                         Title: DIRECTOR